UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 6, 2019
Amarillo Biosciences, Inc.
(Exact Name of registrant as specified in its charter)

Texas	0-20791	75-1974352
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

	4134 Business Park Drive, Amarillo, Texas	79110-4225
	(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code (806) 376-1741

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure and Appointment of Certain Officers

Effective February 3, 2019, Dr Steven T Chen assumed the duties and title of Chief Financial Officer of the Company (CFO), in addition to his present duties and titles of President, CEO, and Chairman of the Board; and effective the same date, Bernard Cohen, heretofore Vice President and CFO, relinquished the duties and title of CFO, and assumed the duties and title of Vice-President- Administration; in both cases, by resolution of the Board of Directors of the Company.  Compensatory arrangements were not changed for either Dr Chen, or  Mr Cohen.  Dr Chen has been the Company's CEO since 2012.

Item 8.01.	Other Events

Effective February 3, 2019, the Board of Directors ratified an Accounting Consulting Agreement (the "Agreement") entered into December 28, 2018, with Small Business Suite, Inc, a California corporation with principal office in Austin, Texas (SBS).  Under the Agreement, SBS, through its principal, William Yoo, will render bookkeeping and accounting consulting services to the Company through December 27, 2019, unless terminated by either party upon ninety (90) days prior written notice.  SBS shall be compensated at the rate of $6,000 per month, plus $150.00 per hour for hours above forty (40) hours per month.  The relationship of SBS to the Company is that of independent contractor, not employee, and neither SBS nor its principal, Mr Yoo, is entitled to any employee fringe benefits.
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.
AMARILLO BIOSCIENCES, INC.
Date: February 6, 2019	By: Bernard Cohen
Bernard Cohen Vice President Administration